Exhibit 10.1

SUBLEASE

THIS SUBLEASE, dated as of November 1, 2010, is entered into between TELIK, INC., a Delaware corporation (“Sublandlord”), and THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California (“Subtenant”).

RECITALS

A. ARE-SAN FRANCISCO NO. 24, LLC, a Delaware limited liability company, as successor-in-interest to the original landlord (“Master Landlord”) and Sublandlord are parties to that certain Commercial Lease dated July 25, 2002 (the “Master Lease”), pursuant to which Master Landlord leases to Sublandlord and Sublandlord leases from Master Landlord that certain building of approximately 91,644 rentable square feet (the “Building”) commonly known as 3165 Porter Drive, Palo Alto, CA and more particularly described on the attached Exhibit A (the “Premises”). All capitalized terms not otherwise defined in this Sublease shall have the meanings set forth in the Master Lease.

B. Sublandlord desires to sublet the Premises to Subtenant, and Subtenant desires to hire the Premises from Sublandlord, upon and subject to the terms and conditions set forth in this Sublease.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is acknowledged, Sublandlord and Subtenant agree as follows:

1.	PREMISES

1.1 Premises. Subject to the terms and conditions of this Sublease, Sublandlord sublets the Premises to Subtenant, and Subtenant sublets the Premises from Sublandlord.

1.2 Parking Areas. Subtenant, its employees and invitees shall have the exclusive right to use the parking areas located on the Common Area, subject to the terms and conditions of the Master Lease.

2.	TERM

2.1 Term. Subject to Section 2.2, the term of this Sublease (the “Term”) shall commence on November 1, 2010 (the “Commencement Date”). The Term shall expire on May 31, 2014 (the “Expiration Date”); provided that in no event shall the Term extend beyond the expiration of the lease term under the Master Lease. The date this Sublease actually terminates is referred to herein as the “Termination Date”.

2.2 Conditions to Sublease. Notwithstanding the above, this Sublease is expressly conditioned on the following: (a) the receipt by Subtenant of a consent from Master Landlord with respect to this Sublease in a form reasonably satisfactory to Sublandlord and Subtenant (the “Consent”); (b) the execution by Subtenant and Master Landlord of a direct lease for the Premises which will commence upon the Termination Date of this Sublease (the “Direct Lease”); (c) the receipt by Subtenant of a non-disturbance and attornment agreement in a form reasonably satisfactory to Subtenant from any lender who currently holds a security interest in the Premises; and (d) the receipt by Subtenant of documentation that all laboratory spaces, including the vivarium, have been decommissioned in accordance with all laws and regulations (collectively, the “Conditions”). With respect to the decommission of the vivarium, Sublandlord shall also provide Subtenant with any additional documentation which may be required under Section 12 of the Master Lease. In the event the Conditions are not satisfied by October 31, 2010, either party shall have the right to terminate this Sublease upon written notice to the other party delivered at any time prior to the satisfaction of the Conditions, in which event neither party shall have any further obligations or liabilities to the other under this Sublease.

2.3 Failure to Deliver Possession. If for any reason (other than the failure to satisfy the Conditions) Sublandlord cannot deliver possession of the Premises to Subtenant by the Commencement Date, Subtenant shall be entitled to a one (1) day delay in the Rent Commencement Date for each one (1) day of delay possession; provided, however, the validity of this Sublease shall not be affected and Subtenant shall have no other claim against Sublandlord arising out of Sublandlord’s failure to deliver possession of the Premises by the Commencement Date. Notwithstanding the foregoing, however, if Sublandlord has not delivered to Subtenant the Premises within thirty (30) days after the Commencement Date, Subtenant shall have the right to terminate this Sublease by delivery to Sublandlord of a termination notice (the “Termination Notice”) which shall be effective immediately upon receipt by Sublandlord. In the event Subtenant elects to terminate this Lease, Subtenant must deliver the Termination Notice to Sublandlord prior to a date that the Premises are actually delivered to Subtenant. Upon such termination, neither party shall have any further obligations or liabilities to the other under this Sublease.

2.4 Temporary Occupancy. During the period between the Commencement Date and November 30, 2010, Sublandlord shall occupy the portion of the second floor of the Building as more particularly described on the attached Exhibit B. Sublandlord shall pay Subtenant Sublandlord’s proportionate share (based on the square footage of Sublandlord’s space as set forth on Exhibit B) of Operating Expenses as well as any janitorial and utility expenses incurred by Subtenant or paid to Master Landlord by Subtenant during Sublandlord’s occupancy. Sublandlord shall pay an estimate of such amounts due on a monthly basis during the period of Sublandlord’s occupancy in accordance with the terms of Section 5.3 of the Master Lease. Such estimated payments paid by Sublandlord shall be reconciled against the actual Operating Expenses and any janitorial and utility expenses applicable to the period of Sublandlord’s occupancy in accordance with the terms of Section 5.3 of the Master Lease.

3.	CONDITION OF PREMISES.

On the Commencement Date, Sublandlord agrees to deliver, and Subtenant agrees to accept, the Premises in its “as-is, where is” condition. Sublandlord shall not be required to perform any work in the Premises to prepare the same for occupancy by Subtenant or to trigger the Commencement Date or Rent Commencement Date, except as otherwise expressly provided in this Sublease. Subtenant acknowledges that Sublandlord has not made any representation or warranty with respect to this Sublease, including, without limitation, any representation or warranty as to the suitability of the Premises for the conduct of Subtenant’s business.

4.	RENT

4.1 Base Rent. Commencing on the date which is two (2) months after the Commencement Date (the “Rent Commencement Date”), and thereafter during the Term, Subtenant shall pay to Sublandlord monthly base rent in the amount of Two and 15/100 Dollars ($2.15) per square foot, for a total monthly Base Rent of One Hundred Ninety Seven, Thirty-Four and 60/100 Dollars ($197,034.60) (“Base Rent”). Base Rent shall increase by three percent (3%) on each anniversary of the Commencement Date during the Term. Each installment of Base Rent shall be payable in advance on the first day of each month of the Term. In the event that the Commencement Date is not the first day of a calendar month or the Termination Date is not the last day of a calendar month, the installment of Base Rent for such month shall be prorated based on the actual number of days within such calendar month. Immediately upon Subtenant’s execution of this Sublease, Subtenant shall prepay to Sublandlord the first month’s Base Rent (commencing on the Rent Commencement Date) and the first month’s estimate of Operating Expenses (commencing on the Commencement Date).

4.2 Operating Expenses. Commencing on the Commencement Date Subtenant shall pay to Sublandlord one hundred percent (100%) of all Operating Expenses payable under the Master Lease and any other expenses payable by the tenant under the terms of the Master Lease. Operating Expenses shall be paid in accordance with the terms of Section 5 of the Master Lease; provided, however, in the event Master Landlord agrees to allow Subtenant to assume responsibility for some or all of the management of the Premises, Sublandlord agrees that it will not object to such agreement and that Operating Expenses will be only such amounts as are billed by Master Landlord pursuant to such agreement (provided that in no event shall Sublandlord be responsible for any amounts not billed by Master Landlord to Subtenant or any other Operating Expenses for the Premises). Sublandlord recognizes that Subtenant is a tax exempt organization under Section 202.2 of the California Revenue and Taxation Code, and as a result, real property tax imposed upon the Building may be reduced. Sublandlord shall cooperate, at no cost or expense to Sublandlord, with Subtenant in applying for and obtaining a tax exemption. Sublandlord shall promptly remit to Subtenant or use reasonable efforts (at no cost or expense to Sublandlord) to cause Master Landlord to remit to Subtenant the amount of any such reduction in real property tax or any reimbursement of real property tax received by Sublandlord or Master Landlord by reason of Subtenant’s tax exempt status. Notwithstanding anything to the contrary contained in this Section 4.2, Subtenant acknowledges that the provisions of this Section 4.2 for the payment of Operating Expenses are intended to pass on to Subtenant all costs and expenses incurred by Sublandlord under the Master Lease during the Term of this Sublease; provided that in no event shall Subtenant have any obligation to pay the Base Rent due under the Master Lease nor shall Subtenant have any obligation to pay any costs or expenses resulting from Sublandlord’s use or occupancy of the Premises or incurred prior to the Term of this Sublease.

4.3 Additional Rent. All sums of money other than Base Rent which are or may become payable by Subtenant under this Sublease with respect to the Premises, including, without limitation, (a) Operating Expenses, (b) the cost of any additional services requested by and provided to Subtenant, (c) any charges for late payments made by Subtenant, and (d) any other losses, costs, claims, damages or charges incurred by Sublandlord with respect to the Premises (except to the extent resulting from Sublandlord’s use or occupancy of the Premises or incurred prior to the Term), shall be additional rent (“Additional Rent”). Unless otherwise set forth in this Sublease, Additional Rent shall be payable by Subtenant to Sublandlord on the date upon which such amounts are payable by Sublandlord to Master Landlord under the Master Lease. Together, Base Rent and Additional Rent are sometimes collectively referred to in this Sublease as “Rent”.

4.4 Payment of Rent. Base Rent and Additional Rent shall be paid by Subtenant to Sublandlord at the address for Sublandlord set forth in Section 13 below, or such other place as Sublandlord may designate in writing, without prior notice or demand therefor and without any abatement, deduction or setoff (except as otherwise expressly provided herein or as incorporated herein). Subtenant shall pay all Base Rent and Additional Rent when due in lawful money of the United States.

5.	USE

5.1 Permitted Use. Subtenant shall occupy and use the Premises only for the permitted use provided under the Master Lease (the “Permitted Use”) and for no other purpose.

5.2 FF&E. On the Commencement Date, Sublandlord shall transfer to Subtenant for the price of One Dollar ($1.00) all of Sublandlord’s right, title and interest in and to the furniture, fixtures and equipment identified on the attached Exhibit C (“FF&E”) which are located on the Premises as of the date hereof (the “FF&E Sale”). Sublandlord represents and warrants to Subtenant that the FF&E are free and clear from all liens and encumbrances created or granted by Sublandlord.

6.	MASTER LEASE

6.1 Subordinate to Master Lease. This Sublease and all of Subtenant’s rights hereunder are and shall remain in all respects subject and subordinate to (a) all of the terms and provisions of the Master Lease, a copy of which has been provided to Subtenant, and (b) the Ground Lease between Master Landlord and The Board of Trustees of the Leland Stanford Junior University, dated December 17, 2003 (the “Ground Lease”). Notwithstanding the foregoing, Sublandlord shall not (i) except for any rights that Sublandlord expressly has under the terms of the Master Lease (including, without limitation, any right to terminate the Master Lease as a result of a casualty or condemnation event), voluntarily terminate the Master Lease or amend the Master Lease in a manner that would adversely affect Subtenant’s rights or obligations under the Sublease, or (ii) cause a default under the Master Lease, except to the extent such default is the result of Subtenant’s breach of this Sublease. The foregoing provisions shall be self-operative and no further instrument of subordination shall be necessary to effectuate such provisions unless required by Master Landlord, in which event Subtenant shall, upon demand by Master Landlord at any time and from time to time, execute, acknowledge and deliver to Sublandlord and Master Landlord any and all instruments that Master Landlord may deem reasonably necessary or proper to confirm such subordination of this Sublease, and the rights of Subtenant hereunder.

6.2 Termination of Master Lease. Notwithstanding anything to the contrary in this Sublease, if the term of the Master Lease is terminated for any reason prior to the Expiration Date, this Sublease shall thereupon terminate concurrently as between Sublandlord and Subtenant. Subtenant acknowledges that in the event of a termination of the Master Lease for any reason, including but not limited to an agreement between Sublandlord and Master Landlord terminating the Master Lease, this Sublease shall terminate and Subtenant shall remain in possession of the Premises pursuant to the Direct Lease. Upon the termination of this Sublease as between Sublandlord and Subtenant, neither Subtenant nor Sublandlord shall have any liability to the other except (a) Sublandlord shall be liable to Subtenant if the termination of the Master Lease is caused by a breach of Sublandlord’s obligations under this Sublease, (b) Subtenant shall be liable to Sublandlord for any payment under this Sublease, whether of Base Rent, Additional Rent or otherwise, which shall have accrued (or shall relate to the period) prior to the expiration or sooner termination of this Sublease, (c) Sublandlord shall be liable to Subtenant for any payment or refund due to Subtenant and that is applicable to the period prior to the expiration or sooner termination of this Sublease (provided that, to the extent such payment or refund due to Subtenant is to be paid by Master Landlord, Sublandlord shall only be liable for delivering the payment or refund actually received from Master Landlord); and (d) if the Master Lease and/or this Sublease is terminated as a result of a breach or default by Subtenant of its obligations under this Sublease, Subtenant shall be liable to Sublandlord for all damages suffered by Sublandlord as a result of the termination, including, without limitation, all Rent payable under this Sublease up to the Expiration Date.

6.3 Incorporation of Master Lease. Subtenant shall observe and perform for the benefit of Master Landlord and Sublandlord each and every term, covenant, condition and agreement of the Master Lease which Sublandlord is required to observe or perform with respect to the Premises as tenant under the Master Lease, except for the covenant of Sublandlord to pay Master Landlord the Rent due under the Master Lease and except as such terms, covenants, conditions and agreements are modified hereby or are inconsistent with the terms of this Sublease. Subtenant shall not do or permit to be done any act which would result in a violation of any of the terms, covenants and conditions of the Master Lease or which would cause the Master Lease to be terminated or forfeited. Except as otherwise specifically provided in this Sublease, all of the terms, covenants, conditions and agreements which Master Landlord or Sublandlord are required to observe or perform with respect to the Premises as parties to the Master Lease are hereby incorporated herein by reference (and modified by the terms hereof, if applicable) and deemed to constitute terms, covenants, conditions and agreements which Sublandlord and Subtenant are required to observe or perform under this Sublease as if set forth herein verbatim; provided, however, that (a) the term “Landlord” shall not be deemed to refer to Sublandlord in those instances where the context requires the term “Landlord” to refer to Master Landlord only (without limiting the foregoing, Section 13.7 of the Master Lease shall be deemed to refer only to Master Landlord); (b) the term “Landlord” shall be deemed to refer to Sublandlord and Master Landlord in those instances where the context requires the term “Landlord” to refer to both Master Landlord and Sublandlord; (c) the term “Tenant” shall be deemed to refer to “Subtenant”; (d) the terms “Base Rent” and “Additional Rent” under the Master Lease shall be deemed to refer to the Base Rent and Additional Rent hereunder; (e) the phrase “this Lease” shall be deemed to refer to “this Sublease”; (f) the term “Term” shall be deemed to refer to the Term hereof; and (f) the following provisions of the Master Lease shall not be incorporated herein: Sections 1, 3, 4.1, 4.2, 4.3, 4.5, 4.6, 9.1, 9.2, 13.7, 14.5, the first sentence of 16.5, 21, 25, 28, 29.18, Exhibit B, and Exhibit C.

6.4 Rights of Sublandlord. Sublandlord may exercise all of the rights, powers, privileges and remedies reserved to Master Landlord under the Master Lease to the same extent as if fully set forth herein verbatim, including, without limitation, all releases from liability to Master Landlord thereunder and all rights and remedies arising out of or with respect to any default which continues beyond the expiration of any applicable grace and notice periods by Subtenant in the payment of Rent hereunder or the observance or performance of the terms, covenants, conditions and agreements of this Sublease (including those portions of the Master Lease that are incorporated herein). In the event of any inconsistency between the terms of this Sublease and the Master Lease, the terms of this Sublease shall govern.

6.5 Consent of Master Landlord and Sublandlord. The consent of Master Landlord and Sublandlord shall be required in connection with any act which requires the consent of Master Landlord pursuant to the terms of the Master Lease, notwithstanding that a particular provision herein may not require Sublandlord’s consent or states that only Sublandlord’s consent is required; provided, however, notwithstanding anything to the contrary elsewhere in this Sublease, in the event Subtenant is required to obtain both Master Landlord’s and Sublandlord’s consent for any action or non-action, Sublandlord shall be deemed to have provided its consent as and when Master Landlord has provided its consent, and Master Landlord’s consent shall supersede any prior disapproval by Sublandlord.

6.6 Renewal Options. Sublandlord shall not exercise any renewal options it may have under the Master Lease, or assign such options to any other entity or person, without Subtenant’s prior written consent, which may be granted or withheld in Subtenant’s sole and absolute discretion. Notwithstanding the foregoing to the contrary, Subtenant acknowledges and consents to Sublandlord entering into an amendment to the Master Lease terminating all lease renewal options set forth in the Master Lease.

6.7 Master Landlord’s Default. Notwithstanding anything to the contrary in this Sublease, Sublandlord shall have no liability to Subtenant as a consequence of any failure or delay on the part of Master Landlord in performing any of its obligations under the Master Lease, except to the extent such failure or delay is caused or contributed to by Sublandlord, and under no circumstances shall Subtenant have any right to require or obtain the performance by Sublandlord of any obligations of Master Landlord under the Master Lease. Subtenant’s obligations under this Sublease shall not be relieved, nor shall the performance thereof be excused, because of any failure or delay on the part of Master Landlord in performing its obligations under the Master Lease; except to the extent of Sublandlord’s default hereunder; provided, however, Subtenant shall be entitled to receive the benefit of any remedies or concessions afforded Sublandlord under the Master Lease as a result of such breach (e.g. rent abatement) by Master Landlord. If at any time during the Term, Master Landlord shall default in any of its obligations to furnish facilities, services or utilities or to make repairs to the Premises, then, upon Sublandlord’s receipt of a written notice from Subtenant specifying such default, Sublandlord shall use reasonable efforts to cause Master Landlord to cure such default.

6.8 Subtenant’s Performance Under Master Lease. At any time and on reasonable prior notice to Subtenant, Sublandlord can elect to require Subtenant to perform its obligations under this Sublease directly to Master Landlord, in which event Subtenant shall send to Sublandlord from time to time copies of all notices and other communications it shall send to and receive from Master Landlord.

7.	UTILITIES AND SERVICES

The repair, maintenance and services set forth in Section 7.1 of the Master Lease shall be supplied by Master Landlord pursuant to the terms of the Master Lease and Sublandlord shall use reasonable efforts to cause Master Landlord to comply with its obligations under Section 7.1. Subtenant shall be responsible for obtaining and paying directly for all utilities and janitorial services to the Premises.

8.	INITIAL IMPROVEMENTS

Subtenant shall, at Subtenant’s sole cost and expense, be responsible for the construction of any initial improvements to the Premises (the “Initial Improvements”), subject to the consent of Sublandlord and Master Landlord, which may be granted or withheld in accordance with the terms of the Master Lease. The Initial Improvements shall be constructed in a first class manner, in compliance with all Applicable Laws, and in accordance with Section 9 of the Master Lease as incorporated in this Sublease. Notwithstanding the foregoing, subject to the approval of Master Landlord and provided that Sublandlord shall have no liability with respect thereto, Subtenant shall not be required to remove the Initial Improvements at the end of the Term. Subtenant shall contract directly with a reputable architectural firm of Subtenant’s choosing, but subject to Sublandlord’s approval (which shall not be unreasonably withheld, conditioned or delayed), for the construction of the Initial Improvements. In addition, Subtenant shall directly engage any and all contractors, engineers, and suppliers of Subtenant’s choice for the construction of the Initial Improvements. Sublandlord shall not earn or otherwise be entitled to any management or supervisory fee related to the Initial Improvements; provided, however, in the event Sublandlord incurs out-of-pocket costs associated with the review of Subtenant’s plans, Subtenant shall reimburse Sublandlord for all such actual and reasonable costs.

9.	INSURANCE

Subtenant agrees to procure and maintain the insurance set forth in Section 13.2 of the Master Lease during the Term. Sublandlord and Master Landlord shall each be named as an additional insured under such insurance, and Sublandlord shall have the notice and other rights granted to Master Landlord in the Master Lease. Subtenant shall deliver executed copies of its policies of insurance or certificates thereof to Sublandlord prior to the date Subtenant takes possession of the Premises. Notwithstanding anything to the contrary in this Sublease or the Master Lease, provided that Master Landlord has consented, Subtenant may carry such insurance through a program of self-insurance.

10.	REMEDIES CUMULATIVE

Each right and remedy of either party under this Sublease or incorporated herein by reference shall be cumulative and in addition to every other right and remedy of such party under this Sublease or incorporated herein by reference and now or hereafter existing at law or in equity, by statute or otherwise.

11.	QUIET ENJOYMENT

Sublandlord covenants that, as long as Subtenant shall pay the Base Rent and Additional Rent and all other amounts due hereunder and shall duly observe, perform, and comply with all of the terms, covenants and conditions of this Sublease (including without limitation, as may be incorporated in this Sublease by reference) on its part to be observed, performed or complied with, Subtenant shall, subject to all of the terms of the Master Lease and this Sublease, peaceably have, hold and enjoy the Premises during the Term without hindrance by Sublandlord, except as otherwise expressly provided herein.

12.	SURRENDER OF PREMISES

In the event the Direct Lease has not been cancelled or terminated on or prior to the Termination Date, Subtenant shall not be required to vacate the Premises at the expiration of the Term and shall continue occupancy of the Premises subject to the Direct Lease. If on or prior to the Termination Date the Direct Lease has been terminated, Subtenant shall vacate and surrender the Premises to Sublandlord in accordance with Section 20 of the Master Lease.

13.	NOTICES

Every notice which may be or is required to be given under this Sublease or by law shall be in writing and shall be sent either by (a) United States certified or registered mail, postage prepaid, return receipt requested, (b) reputable overnight courier, or (c) hand delivery (against confirmation of delivery), and shall be addressed (i) if to Subtenant, at The Board of Trustees of the Leland Stanford Junior University, School of Medicine, Building 110, 555 Middlefield Road, Menlo Park, CA 94025, Attention: Director, Facilities Operations and Finance, and (ii) if to Sublandlord, at                     , Attention:                     , and the same shall be deemed delivered (x) the fifth Business Day after being deposited in the United States mail, (y) the Business Day following delivery to an overnight courier or (z) when delivered by hand. Either party may designate, by similar written notice to the other party, any other address for such purposes. Each of the parties hereto waives personal or any other service other than as provided for in this Section. Notwithstanding the foregoing, all Rent bills may be delivered to Subtenant via ordinary United States mail.

14.	BROKERS

Subtenant and Sublandlord each represent and warrant that it has not had dealings with any real estate broker or agent in connection with the negotiation of this Sublease, except Studley representing Sublandlord, and CB Richard Ellis representing Subtenant (the “Brokers”), who will be paid a commission by Sublandlord, and neither party knows of any other real estate broker or agent who is entitled to a commission in connection with this Sublease. Subtenant and Sublandlord shall indemnify, defend and hold the other harmless from and against all liabilities arising from any other claims of brokerage commissions or finder’s fees based on Subtenant’s or Sublandlord’s, as applicable, dealings or contacts with brokers or agents other than the Brokers.

15.	SIGNS

Subject to Section 23.1 of the Master Lease, Subtenant shall have the exclusive right to all signage on the Premises, the Building and the associated common areas.

16.	ANTENNA

Subject to Section 23.2 of the Master Lease, Subtenant may install building antennas and other communications equipment on the roof of the Building at no additional charge by Sublandlord (provided that Subtenant is responsible for any charges that may be charged by the Master Landlord).

17.	MISCELLANEOUS

17.1 Governing Law. This Sublease shall be governed by and construed in accordance with the laws of the State of California.

17.2 Headings. The section headings in this Sublease are inserted only as a matter of convenience for reference and are not to be given any effect in construing this Sublease.

17.3 Severability. If any of the provisions of this Sublease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Sublease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Sublease shall be valid and enforceable to the fullest extent permitted by law.

17.4 Successors and Assigns. All of the terms and provisions of this Sublease shall be binding upon and inure to the benefit of the parties hereto and, subject to the provisions of Section 14 of the Master Lease, their respective successors and assigns.

17.5 Entire Agreement; Amendment and Waiver. Sublandlord has made no representations, warranties or covenants to or with Subtenant with respect to the subject matter of this Sublease except as expressly provided herein and all prior negotiations and agreements relating thereto are merged into this Sublease. This Sublease may not be amended or terminated, in whole or in part, nor may any of the provisions be waived, except by a written instrument executed by the party against whom enforcement of such amendment, termination or waiver is sought and unless the same is permitted under the terms and provisions of the Master Lease.

17.6 Authority. Sublandlord and Subtenant each hereby represents and warrants that it has full right, power and authority to enter into this Sublease and that the person executing this Sublease on behalf of Sublandlord and Subtenant, respectively, is duly authorized to do so.

17.7 Counterparts. This Sublease may be executed in counterparts, each of which shall be an original, and all of which together shall constitute one original of this Sublease

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the day and year first above written.

SUBLANDLORD:		SUBTENANT:

TELIK, INC.		THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

By:	Cynthia Butitta	By:	Marcia J. Cohen

Title:	COOP & CFO	Title:	Senior Associate Dean for Finance and Administration

EXHIBIT A

Premises

EXHIBIT A (CONT.)

Premises

EXHIBIT B

Sublandlord’s Temporary Occupancy Space

EXHIBIT C

FF&E

Approximate furniture, fixtures and equipment contained in the Premises:

•	181 Furnished Offices, each office includes workspace, 3 drawer desk file & chair

•	47 Cubicles, each cubicle includes workspace, 3 drawer desk file & chair

•	24 Tables (conference & office tables)

•	186 Chairs

•	19 Ergonomic Chairs

•	41 Four-Drawer Fire Resistant File Cabinets

•	151 (Two-Four) Drawer Non-Fire Resistant File Cabinets

•	2 Couches, 7 Tables & 21 Chairs in Common Areas

•	Exercise & Other Equipment. in Room# 1297

•	Phone Switch, Handsets & IT Network Equipment

•	Kitchen Equipment

Approximate Furniture, fixtures and equipment to be moved by Sublandlord to new facility:

•	Office furniture to accommodate 40 people

•	19 Ergonomic Chairs

•	Furniture for 3 conference rooms

•	41 Four-Drawer Fire Resistant File Cabinets

•	14 Four-Drawer Non-Fire Resistant File Cabinets

•	1 Couch & 2 Common Area Chairs

•	Exercise & Other Equipment. in Room# 1297

•	Phone Switch, Handsets & IT Network Equipment

14